UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2010

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA		92127
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2010, the Company and BET Funding LLC agreed to extend the Company’s secured promissory note (“Note”) dated February 12, 2009. The agreement changed the maturity date to December 30, 2010 from September 15, 2010.  The Company also agreed to retire the Note with three installment payments to be made in October, November and December of 2010.  The October installment has been paid.

The Company will fund the repayment of the Note from:

•	Funds from operations
•
A new, two year unsecured  convertible 6% note (“Convertible Note”) dated October 5, 2010 in the amount of  $2.0 million purchased by Neal Goldman, a current shareholder.  The Convertible Note is convertible into common shares at $0.50 per share.  The company issued warrants to purchase 1.0 million shares of common stock with a strike price of $0.50 as part of the transaction.

•
The Company has received a commitment letter from Genoa Capital Partners, an institutional investor for a two year $3.5 million line of credit, convertible into common stock at $0.50 a share.   The Company will issue warrants to purchase 100,000 shares of common stock with a strike price of $0.50 as part of this transaction.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 - Entry into a Material Definitive Agreement discussing the Note by and among the Company and BET Funding, LLC dated February 12, 2009.  Entry into a  Material Definitive Agreement discussing the Convertible Note issued by the company October 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC., a Delaware corporation

Date: October 8, 2010	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer